EXHIBIT 10.3a
Management Services Agreement
     This Management Services Agreement (the “Agreement”) is entered into this 6th day of February 2006, with an effective date of February 1, 2006 (the “Effective Date”), by and between White Mountain Titanium Corporation, a Nevada corporation (“WMTC”), and Trio International Capital Corp. (“Trio”) and its wholly owned subsidiary, Pacific Venture Management Ltd. (“PVM”), both the parent and subsidiary company collectively referred to herein as the “Service Provider”.
RECITALS:
     A. WMTC, through its wholly owned Chilean subsidiary, owns a rutile mineral property known as the Cerro Blanco project located in Region III of Chile and is or proposes to carry on mining operations on the project.
     B. WMTC had previously entered into a letter agreement dated February 9, 2005, with Trio to perform certain consulting and management services for WMTC (the “Letter Agreement”).
     C. Brian Flower, one of the principals of Trio and PVM, is a director and the CFO of WMTC.
     D. WMTC desires to continue the services of the Service Provider as modified in this Agreement and Trio and PVM are willing to perform such services pursuant hereto.
     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Services and Duties.
          a. Termination of Letter Agreement. This Agreement shall supersede the Letter Agreement which is hereby terminated effective with the commencement of this Agreement.
          b. Management and Administrative Services. Service Provider shall provide approximately 80% of one man person’s available time to WMTC-related issues, including, but not limited to, the following:
•	Assistance with the OTC and TSX Listing, utilizing Service Provider’s chosen accounting and legal support whose fees shall be billed directly to the company;

•	Provision and co-ordination of a WMTC office in Vancouver intended to give WMTC a strong corporate and administrative base in North America;

•	Management of WMTC’s treasury and finance, accounting and corporate administration functions, regulatory compliance functions and broker, shareholder and lender liaison;

•	Assistance with pre-feasibility and feasibility report management as WMTC advances its Cerro Blanco titanium project, such assistance to include ocean transportation, as set forth below, and affreightment negotiations on an exclusive basis to WMTC and arranging equity and debt funding for development of the project; and

•	Services of Brian Flower as CFO of WMTC.
          c. Performance of Duties. All services provided by the Service Provider hereunder shall be performed in a timely manner and in accordance with good and standard professional practice.
          d. Conflicts of Interest. During the term of this Agreement neither Trio nor PVM shall carry on or be engaged in or concerned with or advise in the operating of any other business or enterprise which is in conflict with their obligations under this Agreement or in competition with WMTC or its subsidiary.
          e. Ocean Transportation Services. Trio, through its wholly owned subsidiary Beacon Hill Shipping Ltd, will provide ocean transportation services to WMTC. Such services will entitle Trio to market and negotiate, as broker, all of the ocean freight arrangements for 100% of the product exported from the Cerro Blanco mine on an exclusive basis for the life of the project. It is acknowledged and understood that Trio will be entitled to a brokerage commission on all ocean freight, whether controlled by WMTC or not, whether paid separately or included in the terms of sale for all product exported from the mine to receivers worldwide. This commission will be paid not by the mine but will be an obligation assumed by ship-owners/vessel operators carrying the export product from the mine. WMTC agrees to execute a separate agreement with Beacon Hill Shipping Ltd reflecting these ocean freighting arrangements.
     2. Compensation and Reimbursable Expenses.
          a. Monthly Fee. In consideration of the services provided by Service Provider, WMTC shall pay to PVM US$8,000 per month plus reimbursable out of pocket expense — both being subject to Goods and Services Tax in Canada (“GST”), with the monthly fee amount pro rated for any partial month of service. Payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which such services were provided.
          b. Office Space and Support Services Expense. Service Provider will provide WMTC with the use of an office and support services for which WMTC shall pay to Trio US$1,250 per month plus GST. Office space and support services expense payments hereunder shall be made on or before the fifteenth (15th) day of the calendar month following the month in which the space and such services were provided. Service Provider shall maintain such supporting information and documentation as WMTC may reasonably request in accordance with company policy and the requirements of WMTC’s accountants or government taxing authorities.
     3. Term and Renewal. The term of this Agreement shall be for a period of one year from the Effective Date, unless it is terminated earlier as provided herein. Beginning on that date, and on each anniversary thereafter, unless it is terminated earlier as provided herein or WMTC delivers written notice to Trio of its intention not to extend the Agreement at least ninety (90) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The restrictive covenants in paragraph 5 hereof shall survive the termination of this Agreement.
     4. Termination.
          a. Termination Without Cause. Either WMTC or Trio may terminate this Agreement at any time without cause (as defined below), provided that it gives written notice of termination to the other party at least ninety (90) days before the date of such termination.
          b. Termination For Cause. WMTC shall be entitled at any time, with or without prior notice, to terminate this Agreement for cause, in which case no compensation or other fees (other than such fees that have already been earned by Service Provider) shall be payable to Trio after such termination. “Cause” means Trio or PVM’s, or their principals’, agents’, employees’ or representatives’ (i) gross negligence in the performance or non-performance of any material duties to WMTC; (ii) commission of any material criminal act or fraud or of any act that affects adversely the reputation of WMTC; (iii) habitual neglect of Service Provider’s duties that are required to be performed under this Agreement; (iv) dishonesty; or (v) gross misconduct. Such termination shall not prejudice any other remedy under law or equity of WMTC and the failure of WMTC to terminate Service Provider when cause exists shall not constitute the waiver of WMTC’s right to terminate this Agreement at a later time. Termination under this paragraph shall be considered for cause for purposes of this Agreement.
     5. Confidential Information. Each of Trio and PVM recognize and acknowledge that certain information, including, but not limited to, information pertaining to the financial condition of WMTC, its systems, methods of doing business, agreements with customers or suppliers, or other aspects of the business of WMTC or which are sufficiently secret to derive economic value from not being disclosed (hereinafter “Confidential Information”) may be made available or otherwise come into the possession of Trio or PVM by reason of this engagement with WMTC. Accordingly, Trio and PVM, jointly and severally, agree that neither they nor their principals, agents, employees, or representatives will (either during or after the term of this engagement with WMTC) disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever or make use to their personal advantage or to the advantage of any third party, of any Confidential Information, without the prior written consent of WMTC. Trio and PVM shall, upon termination of this engagement, return to WMTC, and shall cause its principals, agents, employees, and representatives to return to WMTC, all documents which reflect Confidential Information (including copies thereof). Notwithstanding anything heretofore stated in this paragraph, Trio and PVM’s obligations under this Agreement shall not, after termination of Service Provider’s engagement with WMTC, apply to information which has become generally available to the public without any action or omission of Trio or PVM (except that any Confidential Information which is disclosed to any third party by an employee or representative of WMTC who is authorized to make such disclosure shall be deemed to remain confidential and protectable under this provision).
     6. Independent Contractor. Service Provider agrees that in performing this Agreement, Trio and PVM are acting as independent contractors and not as employees or agents of WMTC. As independent contractors, Trio and PVM shall not be eligible for any benefits which WMTC may provide to its employees. All persons, if any, hired by Service Provider to perform this Agreement, including, but not limited to, Mr. Flower, shall be employees of Trio and/or PVM and shall not be construed as employees or agents of WMTC in any respect. Trio and PVM shall be responsible for all taxes, insurance and other costs and payments legally required to be withheld or provided in connection with Service Provider’s performance of this Agreement, including without limitation, all withholding taxes, worker’s compensation insurance, and similar costs.
     7. Miscellaneous Provisions.
          a. Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) when sent by facsimile at the number set forth below; or (3) in the case of delivery by internationally recognized overnight delivery service, when received, addressed as follows:
          If to WMTC to:
2150—1188 West Georgia Street
Vancouver, British Columbia
Canada V6E 4A2
Attn: Brian Flower, CFO
FAX: (604) 669-4776
          With a copy (which shall not constitute notice) to:
Ronald N. Vance
Attorney at Law
57 West 200 South
Suite 310
Salt Lake City, UT 84101
FAX: (801) 359-9310

          If to Trio or PVM, to:
1116 — 925 West Georgia Street
Vancouver, B.C. V6V 3L2
Attn: Brian Flower
FAX: (604) 669-4776
or to such other address or addresses, or facsimile number or numbers, as either party shall designate to the other in writing from time to time by like notice.
          b. Attorneys’ Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
          c. Additional Remedies. Trio and PVM acknowledge and agree that, in the event either such party shall violate any of the restrictions of paragraph 5 hereof, WMTC will be without adequate remedy at law and will therefor be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief obtained in an action or may have at law or in equity, and Trio and PVM hereby consent to the jurisdiction of such court for such purpose, provided that reasonable notice of any proceeding is given, it being understood that such injunction shall be in addition to any remedy which WMTC may have at law or otherwise.
          d. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement between or among the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including, but not limited to, the Letter Agreement. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all the parties or the applicable parties to be bound by such amendment. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
          e. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect for a period of two years from the termination date of this Agreement, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the indemnifying party during such period.
          f. Assignment. This Agreement, as it relates to the engagement of Service Provider, is a personal contract and the rights and interests of Trio and PVM hereunder may not be sold, transferred, assigned, pledged or hypothecated, without the prior written consent of WMTC, which consent may be withheld for any reason.

          g. Binding on Successors. This Agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.
          h. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, U.S.A., without reference to the choice of law principals thereof. The parties hereto irrevocably submit to the jurisdiction of the Courts of the State of Utah, U.S.A., located in Salt Lake County and the United States District Court of Utah in any action arising out of or relating to this Agreement, and hereby irrevocably agree that all claims in respect of such action may be heard and determined in such state or federal court. The parties hereto irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
          i. Rights Are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.
          j. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.
          k. Drafting. This Agreement was drafted with the joint participation of the parties and/or their legal counsel. Any ambiguity contained in this Agreement shall not be construed against any party as the draftsman, but this Agreement shall be construed in accordance with its fair meaning.
          l. Headings. The descriptive headings of the various paragraphs or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.
          m. Number and Gender. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter.

          n. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument. Delivery of an executed counterpart of this Agreement by facsimile or email shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or email also shall deliver a manually executed counterpart of this Agreement, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.
          o. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement the respective day and year set forth below.

WMTC:	White Mountain Titanium Corporation
Date: February 7, 2006	By	/s/ Michael P. Kurtanjek
Michael P. Kurtanjek, President

Trio:	Trio International Capital Corp.
Date: February 7, 2006	By	/s/ Brian Flower
Brian Flower, Principal

PVM:	Pacific Venture Management Ltd.
Date: February 7, 2006	By	/s/ Brian Flower
Brian Flower, Principal